NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 9, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 29, 2014 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Susser Holdings Corporation and Energy Transfer Partners, L.P. became effective before the opening on August 29, 2014. For each share of Susser Holdings Corporation Common Stock held, shareholders had the right to elect to receive $80.25 in cash, 1.4506 Common Units of Energy Transfer Partners, L.P., or $40.125 in cash and 0.7253 of Common Units of Energy Transfer Partners, L.P. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 29, 2014.